Exhibit 99.1

Vail Resorts Contacts:
Investor Relations: Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2017 Fourth Quarter and Full Year Results and Provides Fiscal 2018 Outlook
BROOMFIELD, Colo. - September 28, 2017 - Vail Resorts, Inc. (NYSE: MTN) today reported results for its fourth quarter and fiscal year ended July 31, 2017 and provided its outlook for the fiscal year ending July 31, 2018.
Highlights

•
Net income attributable to Vail Resorts, Inc. was $210.6 million for fiscal 2017, an increase of 40.6% compared to fiscal 2016. Included in net income for fiscal 2017, on a pre-tax basis, are charges for an increase in the Canyons contingent consideration of $16.3 million and a future contribution to Town of Vail parking of $4.3 million, as well as a foreign currency gain of $15.3 million on the intercompany loan to Whistler Blackcomb Holdings Inc. (“Whistler Blackcomb”).

•
Resort Reported EBITDA was $593.4 million for fiscal 2017, an increase of 31.1% compared to fiscal 2016. Fiscal 2017 Resort Reported EBITDA includes the operations of Whistler Blackcomb and Stowe Mountain Resort (“Stowe”) prospectively from their respective acquisition closing dates and $10.8 million of acquisition and integration related expenses.

•
Season pass sales through September 24, 2017 for the upcoming 2017/2018 North American ski season increased approximately 17% in units and 23% in sales dollars as compared to the period in the prior year through September 25, 2016, including Whistler Blackcomb and Stowe pass sales in both periods, adjusted to eliminate the impact of foreign currency by applying current period exchange rates to the prior period.

•	The Company issued its fiscal 2018 guidance range and expects Resort Reported EBITDA to be between $652 million and $682 million, including an estimated $2.6 million of integration related expenses.

Commenting on the Company’s fiscal 2017 results, Rob Katz, Chief Executive Officer, said, “We achieved another year of record-breaking results with strong growth across our business. We are very pleased to complete the year with Resort Reported EBITDA of $593.4 million, which included $10.8 million of acquisition and integration related expenses. Our results were driven by our world-class network, the acquisition of Whistler Blackcomb and strong results across our resort locations. Our season pass program continued to drive both growth and stability with season pass revenue increasing 32.9% compared to the prior year, including Whistler Blackcomb results in fiscal 2017. Resort Reported EBITDA in fiscal 2017 increased $41.1 million, or 9.1%, compared to the prior year, excluding acquisition and integration related expenses and results from the Inn at Keystone in both periods, Whistler Blackcomb and Stowe operations in fiscal 2017, and the one-time $3.5 million fee associated with the termination of the management agreement for Half Moon Resort in Jamaica (the “Half Moon termination fee”) in fiscal 2016.
“This year’s results highlight the positive impact of our expanding geographic diversification, the stability provided by our growing pass program and the success of our guest-focused marketing efforts. Our U.S. resorts delivered another year of strong performance. In Park City, we experienced a double-digit EBITDA growth rate as our investment to create the largest ski resort in the U.S. continues to generate excitement among skiers and drive strong yield growth. Our Colorado resorts achieved incremental revenue and EBITDA growth over the record prior year, despite less favorable conditions that impacted visitation, particularly in the early part of the season, and the late timing of the Easter holiday. Tahoe also experienced significant growth, achieving record revenues in all lines of business as the region benefited from another year of good conditions. In its first year as part of Vail Resorts, Whistler Blackcomb delivered outstanding results that were well above our expectations, benefiting from excellent conditions throughout the season and a low Canadian dollar relative to the U.S. dollar driving significant destination growth from U.S. and other international guests. Our U.S. summer business continued to grow with the launch of Epic Discovery at Breckenridge this summer although results in the fourth quarter of fiscal 2017 were below expectations, primarily as a result of a delayed opening for Breckenridge’s new activities due to late snowfall and the Heavenly Coaster being closed this summer due to damage from the significant snowfall in Tahoe this past winter. As our summer business continues to mature, we expect to continue improving and developing our operational consistency and our pricing and promotion to make the most of the already existing summer visitation at our resorts. At Perisher, fiscal 2017 results were in line with expectations as the current ski season got off to a slower start in June due to poor conditions but rebounded in July, supported by continued strong pass sales and growth in guest spending. Finally, we continue to execute our strategy with a focus on disciplined cost management, which played a critical part in achieving Resort EBITDA Margin for the year of 31.4%, a 270 basis point expansion compared to fiscal 2016.”
Katz added, “With a strong high-end consumer, we are continuing to leverage our growing network of resorts and sophisticated marketing strategies to drive guest spending across our Mountain segment. For fiscal 2017, total Mountain net revenue increased 23.5% to $1.6 billion. Total skier visits, including a full season of Whistler Blackcomb results, increased 20.1%, while total visitation at our U.S. resorts declined 5.4%, primarily as a result of the poor early season conditions in Colorado and the late timing of the Easter holiday. Total Effective Ticket Price (“ETP”) increased 3.6%, driven by season pass and lift ticket price increases across our resorts and lower visitation per pass but partially offset by the inclusion of Whistler Blackcomb's ETP in results in fiscal 2017 which is lower on a U.S. dollar basis than the Company-wide average. Total ETP, excluding Whistler Blackcomb, increased 11.4%. Our ancillary businesses also experienced growth with ski school, dining and retail/rental revenue, up 24.1%, 24.4% and 21.7%, respectively, compared to the prior year. Excluding results from Whistler Blackcomb, ski school, dining and retail/rental revenues were up 2.7%, 0.6% and 1.6%, respectively, as yield growth was largely offset by the decline in U.S. resort visitation.”
Regarding Lodging, Katz said, “Fiscal 2017 Lodging results were impacted by less favorable conditions in Colorado during the ski season compared to the prior year, as well as the sale of the Inn at Keystone in November 2016. Revenue (excluding payroll cost reimbursements) increased 0.8% and revenue per available room (“RevPAR”) increased 4.4% compared to the prior year, while Lodging Reported EBITDA declined 3.8% compared to fiscal 2016. Excluding the results from the Inn at Keystone in both periods, the Half Moon termination fee in the prior year and Lodging results from Whistler Blackcomb in fiscal 2017, Lodging Reported EBITDA grew 9.2%, compared to the prior year.”
Turning to Real Estate, Katz commented, “We generated $18.5 million of Net Real Estate Cash Flow in fiscal 2017. During fiscal 2017, we closed on the sale of a land parcel at the base of Breckenridge for $9.3 million as well as four units at Ritz-Carlton Residences, Vail, and two units at One Ski Hill Place in Breckenridge, representing the last of our condominium inventory. As of July 31, 2017, we had approximately $103.4 million of real estate held for sale and investment associated with land parcels at our resorts.”
Katz continued, “Our balance sheet continues to be very strong. We ended the fiscal year with $117.4 million of cash on hand, $50.0 million of borrowings under the revolver portion of our senior credit facility and total long-term debt, net (including long-term debt due within one year) of $1,272.4 million. As of July 31, 2017, we had available borrowing capacity under the revolver component of our Vail Holdings, Inc. credit facility of $280.2 million. In addition, we had $126.7 million available under the revolver component of our Whistler Blackcomb credit facility. Our Net Debt was 1.9 times trailing twelve months Total Reported EBITDA, which includes $328.8 million of long-term capital lease obligations associated with the Canyons transaction. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts’ common stock. The quarterly dividend will be $1.053 per share of common stock and will be payable on October 27, 2017 to shareholders of record on October 10, 2017.”

Operating Results
A complete Management’s Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company’s Form 10-K for the fiscal year ended July 31, 2017 filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•
Total skier visits for fiscal 2017 increased to approximately 12.0 million, an increase of 20.1% compared to the prior fiscal year, which includes incremental skier visits from Whistler Blackcomb. Total visitation at our U.S. resorts declined 5.4%, primarily as a result of the poor early season conditions in Colorado and the late timing of the Easter holiday.

•
Total lift revenue increased $160.3 million, or 24.4%, compared to the prior fiscal year, primarily due to incremental lift revenue from Whistler Blackcomb. Excluding Whistler Blackcomb, total lift revenue increased 6.4% compared to the prior fiscal year.

•
Ski school revenue increased $34.5 million, or 24.1%, compared to the prior fiscal year, primarily as a result of incremental Whistler Blackcomb ski school revenue. Excluding Whistler Blackcomb, ski school revenue increased 2.7% compared to the prior fiscal year.

•
Dining revenue increased $29.6 million, or 24.4%, compared to the prior fiscal year, primarily due to incremental revenue from Whistler Blackcomb. Excluding Whistler Blackcomb, dining revenue increased 0.6%.

•
Retail/rental revenue increased $52.3 million, or 21.7%, compared to the prior fiscal year, primarily due to incremental retail sales and rental revenue from Whistler Blackcomb. Excluding Whistler Blackcomb, retail revenue increased 2.1% and rental revenue increased 0.8%.

•
Operating expense increased $165.9 million, or 18.8%, compared to the prior fiscal year, primarily due to the inclusion of operating expenses from Whistler Blackcomb and $10.8 million of acquisition and integration related expenses. Excluding acquisition and integration related expenses in both periods and incremental operating expenses of Whistler Blackcomb and Stowe for fiscal 2017, operating expense increased 1.7%.

•
Mountain Reported EBITDA increased $141.9 million, or 33.4%, compared to the prior fiscal year, which includes acquisition and integration related expenses in both periods and Whistler Blackcomb and Stowe operations for fiscal 2017. Excluding acquisition and integration related expenses in both periods and Whistler Blackcomb and Stowe operations for fiscal 2017, Mountain Reported EBITDA for fiscal 2017 increased 9.1% compared to fiscal 2016.

•	Mountain Reported EBITDA includes $15.0 million of stock-based compensation expense for fiscal 2017 compared to $13.4 million for fiscal 2016.

Lodging Segment

•
Lodging segment net revenue (excluding payroll cost reimbursements) was $264.3 million for fiscal 2017, an increase of $2.1 million, or 0.8%, as compared to fiscal 2016, primarily due to the inclusion of Whistler Blackcomb revenue and an increase in revenue from our concessionaire properties operated by the Grand Teton Lodge Company, partially offset by the Half Moon termination fee received in the prior fiscal year and the sale of the Inn at Keystone in November 2016.

•	Occupancy decreased 1.4 percentage points and Average Daily Rate (“ADR”) increased 8.0% at the Company's owned hotels and managed condominiums compared to the prior fiscal year.

•
Lodging Reported EBITDA decreased $1.1 million, or 3.8%, compared to the prior fiscal year, primarily due to the Half Moon termination fee received in the prior fiscal year and the sale of the Inn at Keystone in November 2016. Excluding results from the Inn at Keystone in both periods, Whistler Blackcomb lodging operations for fiscal 2017 and $3.5 million of Lodging Reported EBITDA associated with the Half Moon termination fee for fiscal 2016, Lodging Reported EBITDA for fiscal 2017 increased 9.2% compared to fiscal 2016.

•	Lodging Reported EBITDA includes $3.2 million and $3.1 million of stock-based compensation expense for fiscal 2017 and fiscal 2016, respectively.
Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue was $1,890.3 million for fiscal 2017, an increase of $311.1 million, or 19.7%, compared to fiscal 2016, primarily attributable to revenue from Whistler Blackcomb.

•
Resort Reported EBITDA was $593.4 million for fiscal 2017, an increase of $140.8 million, or 31.1%, compared to fiscal 2016. Excluding acquisition and integration related expenses and results from the Inn at Keystone in both periods, Whistler Blackcomb and Stowe operations for fiscal 2017 and $3.5 million of Lodging Reported EBITDA associated with the Half Moon termination fee for fiscal 2016, Resort Reported EBITDA for fiscal 2017 increased 9.1% compared to fiscal 2016.

Real Estate Segment

•	Real Estate segment net revenue decreased $5.2 million, or 23.5%, as compared to the prior fiscal year.

•	Net Real Estate Cash Flow was $18.5 million, a decrease of $3.6 million compared to the prior fiscal year.

•
Real Estate Reported EBITDA was a loss of $0.4 million, a decrease of $3.2 million, compared to the prior fiscal year, including the $4.3 million one-time charge related to the resolution of our financial contribution to the new Town of Vail public parking structure.

Total Performance

•	Total net revenue increased $305.9 million, or 19.1%, to $1,907.2 million as compared to the prior fiscal year.

•
Net income attributable to Vail Resorts, Inc. was $210.6 million, or $5.22 per diluted share, compared to $149.8 million, or $4.01 per diluted share, in the prior fiscal year. Included in net income for fiscal 2017, on a pre-tax basis, are charges for an increase in the Canyons contingent consideration of $16.3 million and a future contribution to Town of Vail parking of $4.3 million as well as a foreign currency gain of $15.3 million on the intercompany loan to Whistler Blackcomb.

Season Pass Sales
Commenting on season pass sales, Katz said, “We are extremely pleased with our season pass sales to date. Through September 24, 2017, North American ski season pass sales increased approximately 17% in units and 23% in sales dollars, compared to the prior year period ended September 25, 2016. We saw a significant acceleration in our season pass sales (excluding Whistler Blackcomb only pass products) across our destination and local products through our important Labor Day deadline. We believe this growth continues to be driven by our increasingly sophisticated and targeted marketing efforts to move destination guests into our season pass products, the full inclusion of Whistler Blackcomb and Stowe on the Epic Pass and Epic Local Pass for the 2017/2018 ski season, as well as strong results from guests in Northern California and the Pacific Northwest following great conditions in the 2016/2017 ski season. We also believe we are continuing to move people to purchase their season pass earlier in the selling period. Additionally, we saw a significant increase in Whistler Blackcomb pass products, in large part due to an earlier price deadline than Whistler Blackcomb has had in the past. With the significant growth already achieved, we do expect our percentage growth rate for the remainder of the selling period to be more modest, resulting in a lower overall percentage growth rate for the year. Whistler Blackcomb and Stowe pass products are included in both current and prior year periods, with the exception of Whistler Blackcomb one and three day EDGE cards, the vast majority of which were sold after the beginning of the ski season and will not be offered for the 2017/2018 ski season. Whistler Blackcomb pass sales are adjusted to eliminate the impact of foreign currency by applying the current period exchange rates to the prior period.”
Guidance
Commenting on guidance for fiscal 2018, Katz said, “Net income attributable to Vail Resorts, Inc. is expected to be between $234 million and $272 million in fiscal 2018. We estimate Resort Reported EBITDA for fiscal 2018 will be between $652 million and $682 million. Our Resort Reported EBITDA guidance includes the first full fiscal year of operating results for Whistler Blackcomb and Stowe and also includes an estimated $2.6 million of anticipated integration related expenses. Given the very strong performance at Whistler Blackcomb in fiscal 2017, we expect the resort’s fiscal 2018 contribution will exceed our initial expectations but the year-over-year growth will be slower due to the outperformance in fiscal 2017. We do expect to see a rebound in our performance in Colorado, assuming more normal early season conditions, an earlier Easter holiday and more available lodging inventory in both Vail and Breckenridge. We expect Stowe’s fiscal 2018 results to be in line with our previously issued expectations. We expect Resort EBITDA Margin to be approximately 31.9% in fiscal 2018, using the midpoint of the guidance range. This is an estimated 50 basis point increase over fiscal 2017. We estimate fiscal 2018 Real Estate Reported EBITDA to be between negative $8 million and negative $2 million. Net Real Estate Cash Flow is expected to be between $0 million and $10 million, excluding our expected $4.3 million contribution to the Town of Vail parking structure. All of these estimates are predicated on an exchange rate of $0.81 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.80 between the Australian Dollar and U.S. Dollar, related to the operations of Perisher in Australia.”
The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2018, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2018.

	Fiscal 2018 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2018 (6)
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$623,000	$651,000
Lodging Reported EBITDA (2)	26,000	34,000
Resort Reported EBITDA (3)	652,000	682,000
Real Estate Reported EBITDA	(8,000)	(2,000)
Total Reported EBITDA	644,000	680,000
Depreciation and amortization	(200,000)	(194,000)
Interest expense, net	(60,000)	(56,000)
Other (4)	(8,300)	(5,300)
Income before provision for income taxes	375,700	424,700
Provision for income taxes (5)	(119,700)	(134,700)
Net income	$256,000	$290,000
Net income attributable to noncontrolling interests	(22,000)	(18,000)
Net income attributable to Vail Resorts, Inc.	$234,000	$272,000

(1) Mountain Reported EBITDA includes approximately $16 million of stock-based compensation.
(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(4) Our guidance includes certain known changes in the fair value of contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward-looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material.

(5) As a result of the adoption of revised accounting guidance related to employee stock compensation during the first quarter of 2018, the provision for income taxes may change materially based on our closing stock price at the time stock compensation awards vest or are exercised.  Based on our current stock price, a significant portion of our outstanding awards are significantly in-the-money and, to the extent exercised, could reduce our provision for income taxes, which is not reflected in our Fiscal 2018 guidance.

(6) Guidance estimates are predicated on an exchange rate of $0.81 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.80 between the Australian Dollar and U.S. Dollar, related to the operations of Perisher in Australia.

Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or by dialing (866) 548-4713 (U.S. and Canada) or (323) 794-2093 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through October 12, 2017, at 12:30 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 9181655. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company's subsidiaries operate eleven world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Stowe in Vermont; Perisher in New South Wales, Australia; Wilmot Mountain in Wisconsin; Afton Alps in Minnesota and Mt. Brighton in Michigan. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding our fiscal 2018 performance; including our expected Resort Reported EBITDA, expected expenses associated with acquisition and integration related activities; our expectations regarding Whistler Blackcomb year-over-year growth, Stowe results, and Colorado performance; Resort EBITDA margin; Real Estate Reported EBITDA; Net Real Estate Cash Flow; net income attributable to Vail Resorts, Inc.; trends in consumer spending and pass sales; exchange rates; the payment of dividends; and the effects of our marketing and season pass sales efforts. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or the impact of natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses or that acquired businesses may fail to perform in accordance with expectations, including Whistler Blackcomb and Stowe or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates, particularly the Canadian dollar and Australian dollar; changes in accounting estimates and judgments, accounting principles, policies or guidelines or adverse determinations by taxing authorities; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2017, which was filed on September 28, 2017.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Segment and Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies.

Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2017 (1)	2016 (1)	2017 (1)	2016 (1)
Net revenue:
Mountain and Lodging services and other	$138,818	$117,438	$1,477,654	$1,228,716
Mountain and Lodging retail and dining	63,569	55,084	412,646	350,442
Resort net revenue	202,387	172,522	1,890,300	1,579,158
Real estate	6,737	7,362	16,918	22,128
Total net revenue	209,124	179,884	1,907,218	1,601,286
Segment operating expense:
Mountain and Lodging operating expense	173,817	150,666	891,135	775,590
Mountain and Lodging retail and dining cost of products sold	28,402	24,902	170,824	143,276
General and administrative	50,997	46,737	236,799	208,991
Resort operating expense	253,216	222,305	1,298,758	1,127,857
Real estate	6,939	7,596	24,083	24,639
Total segment operating expense	260,155	229,901	1,322,841	1,152,496
Other operating (expense) income:
Depreciation and amortization	(48,921)	(40,775)	(189,157)	(161,488)
Gain on sale of real property	300	3,485	6,766	5,295
Change in fair value of contingent consideration	(1,200)	(4,200)	(16,300)	(4,200)
Loss on disposal of fixed assets and other, net	(1,725)	(2,269)	(6,430)	(5,418)
(Loss) income from operations	(102,577)	(93,776)	379,256	282,979
Mountain equity investment income, net	373	291	1,883	1,283
Investment income and other, net	233	214	6,114	723
Foreign currency gain on intercompany loans	19,184	—	15,285	—
Interest expense, net	(13,663)	(10,461)	(54,089)	(42,366)
(Loss) income before provision for income taxes	(96,450)	(103,732)	348,449	242,619
Benefit (provision) for income taxes	35,202	38,448	(116,731)	(93,165)
Net (loss) income	(61,248)	(65,284)	231,718	149,454
Net loss (income) attributable to noncontrolling interests	4,102	11	(21,165)	300
Net (loss) income attributable to Vail Resorts, Inc.	$(57,146)	$(65,273)	$210,553	$149,754
Per share amounts:
Basic net (loss) income per share attributable to Vail Resorts, Inc.	$(1.43)	$(1.80)	$5.36	$4.13
Diluted net (loss) income per share attributable to Vail Resorts, Inc.	$(1.43)	$(1.80)	$5.22	$4.01
Cash dividends declared per share	$1.053	$0.81	$3.726	$2.865
Weighted average shares outstanding:
Basic	40,079	36,170	39,251	36,276
Diluted	40,079	36,170	40,366	37,312

(1) The Consolidated Statements of Operations for the three and twelve months ended July 31, 2016 have been revised to separately disclose revenues and costs from retail and dining operations, as well as general and administrative costs. Retail and dining revenues were previously included within Mountain and Lodging revenues, and the related costs were previously included in Mountain and Lodging operating costs. Management considers the change in presentation of our Consolidated Statement of Operations to be immaterial to all periods presented. There is no change to previously reported total net revenue, operating expense, income from operations, net income attributable to Vail Resorts, Inc., per share amounts or segment results.

Vail Resorts, Inc. Consolidated Statements of Operations - Other Data (In thousands) (Unaudited)
Other Data:
Mountain Reported EBITDA	$(57,316)	$(53,805)	$566,338	$424,415
Lodging Reported EBITDA	6,860	4,313	27,087	28,169
Resort Reported EBITDA	(50,456)	(49,492)	593,425	452,584
Real Estate Reported EBITDA	98	3,251	(399)	2,784
Total Reported EBITDA	$(50,358)	$(46,241)	$593,026	$455,368
Mountain stock-based compensation	$3,830	$3,374	$14,969	$13,404
Lodging stock-based compensation	828	794	3,215	3,094
Resort stock-based compensation	4,658	4,168	18,184	16,498
Real Estate stock-based compensation	69	192	131	527
Total stock-based compensation	$4,727	$4,360	$18,315	$17,025

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price (“ETP”))
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)
Net Mountain revenue:
Lift	$19,017	$15,420	23.3%	$818,341	$658,047	24.4%
Ski school	4,074	3,546	14.9%	177,748	143,249	24.1%
Dining	17,235	12,915	33.4%	150,587	121,008	24.4%
Retail/rental	31,612	26,386	19.8%	293,428	241,134	21.7%
Other	53,822	39,727	35.5%	171,682	141,166	21.6%
Total Mountain net revenue	125,760	97,994	28.3%	1,611,786	1,304,604	23.5%
Mountain operating expense:
Labor and labor-related benefits	68,996	54,898	25.7%	403,020	338,250	19.1%
Retail cost of sales	14,639	13,082	11.9%	112,902	93,946	20.2%
Resort related fees	4,527	2,417	87.3%	83,503	68,890	21.2%
General and administrative	43,140	38,422	12.3%	199,582	173,640	14.9%
Other	52,147	43,271	20.5%	248,324	206,746	20.1%
Total Mountain operating expense	183,449	152,090	20.6%	1,047,331	881,472	18.8%
Mountain equity investment income, net	373	291	28.2%	1,883	1,283	46.8%
Mountain Reported EBITDA	$(57,316)	$(53,805)	6.5%	$566,338	$424,415	33.4%

Total skier visits	412	327	26.0%	12,047	10,032	20.1%
ETP	$46.16	$47.16	(2.1)%	$67.93	$65.59	3.6%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)
Lodging net revenue:
Owned hotel rooms	$21,380	$20,356	5.0%	$63,939	$63,520	0.7%
Managed condominium rooms	10,277	9,514	8.0%	65,694	61,934	6.1%
Dining	15,065	15,176	(0.7)%	48,449	49,225	(1.6)%
Transportation	2,745	2,765	(0.7)%	22,173	22,205	(0.1)%
Golf	8,916	8,797	1.4%	17,837	17,519	1.8%
Other	14,432	14,824	(2.6)%	46,238	47,833	(3.3)%
	72,815	71,432	1.9%	264,330	262,236	0.8%
Payroll cost reimbursements	3,812	3,096	23.1%	14,184	12,318	15.1%
Total Lodging net revenue	76,627	74,528	2.8%	278,514	274,554	1.4%
Lodging operating expense:
Labor and labor-related benefits	32,668	31,875	2.5%	117,183	114,404	2.4%
General and administrative	7,857	8,315	(5.5)%	37,217	35,351	5.3%
Other	25,430	26,929	(5.6)%	82,843	84,312	(1.7)%
	65,955	67,119	(1.7)%	237,243	234,067	1.4%
Reimbursed payroll costs	3,812	3,096	23.1%	14,184	12,318	15.1%
Total Lodging operating expense	69,767	70,215	(0.6)%	251,427	246,385	2.0%
Lodging Reported EBITDA	$6,860	$4,313	59.1%	$27,087	$28,169	(3.8)%

Owned hotel statistics:
ADR	$228.05	$216.28	5.4%	$245.31	$227.27	7.9%
RevPAR	$167.48	$146.83	14.1%	$168.14	$153.13	9.8%
Managed condominium statistics:
ADR	$208.24	$204.46	1.8%	$347.64	$325.38	6.8%
RevPAR	$52.13	$52.18	(0.1)%	$113.08	$109.68	3.1%
Owned hotel and managed condominium statistics (combined):
ADR	$219.58	$211.45	3.8%	$302.80	$280.38	8.0%
RevPAR	$88.27	$85.51	3.2%	$127.95	$122.61	4.4%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2017	2016
Real estate held for sale and investment	$103,405	$111,088
Total Vail Resorts, Inc. stockholders’ equity	1,571,156	874,540
Long-term debt	1,234,024	686,909
Long-term debt due within one year	38,397	13,354
Total debt	1,272,421	700,263
Less: cash and cash equivalents	117,389	67,897
Net debt	$1,155,032	$632,366

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of Reported EBITDA to net income attributable to Vail Resorts, Inc. for the three and twelve months ended July 31, 2017 and 2016.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2017	2016	2017	2016
Mountain Reported EBITDA	$(57,316)	$(53,805)	$566,338	$424,415
Lodging Reported EBITDA	6,860	4,313	27,087	28,169
Resort Reported EBITDA*	(50,456)	(49,492)	593,425	452,584
Real Estate Reported EBITDA	98	3,251	(399)	2,784
Total Reported EBITDA	(50,358)	(46,241)	593,026	455,368
Depreciation and amortization	(48,921)	(40,775)	(189,157)	(161,488)
Loss on disposal of fixed assets and other, net	(1,725)	(2,269)	(6,430)	(5,418)
Change in fair value of contingent consideration	(1,200)	(4,200)	(16,300)	(4,200)
Investment income and other, net	233	214	6,114	723
Foreign currency gain on intercompany loans	19,184	—	15,285	—
Interest expense, net	(13,663)	(10,461)	(54,089)	(42,366)
(Loss) income before provision for income taxes	(96,450)	(103,732)	348,449	242,619
Benefit (provision) for income taxes	35,202	38,448	(116,731)	(93,165)
Net (loss) income	(61,248)	(65,284)	231,718	149,454
Net loss (income) attributable to noncontrolling interests	4,102	11	(21,165)	300
Net (loss) income attributable to Vail Resorts, Inc.	$(57,146)	$(65,273)	$210,553	$149,754

* Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended July 31, 2017.

	In thousands) (Unaudited) (As of July 31, 2017)
Long-term debt	$1,234,024
Long-term debt due within one year	38,397
Total debt	1,272,421
Less: cash and cash equivalents	117,389
Net debt	$1,155,032
Net debt to Total Reported EBITDA	1.9	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and twelve months ended July 31, 2017 and 2016.

	(In thousands) (Unaudited) Three Months Ended July 31,		(In thousands) (Unaudited) Twelve Months Ended July 31,
	2017	2016	2017	2016
Real Estate Reported EBITDA	$98	$3,251	$(399)	$2,784
Non-cash Real Estate cost of sales	5,080	5,216	13,097	15,724
Non-cash Real Estate stock-based compensation	68	193	130	527
One-time charge for Real Estate contingency	—	—	4,300	—
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(81)	628	1,323	2,991
Net Real Estate Cash Flow	$5,165	$9,288	$18,451	$22,026

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2018 guidance and fiscal 2017.

	(In thousands) (Unaudited) Fiscal 2018 Guidance (2)	(In thousands) (Unaudited) Fiscal Year Ended July 31, 2017
Resort net revenue (1)	$2,090,000	$1,890,300
Resort Reported EBITDA (1)	$667,000	$593,425
Resort EBITDA margin	31.9%	31.4%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of Guidance